Exhibit 4.2

THIRD AMENDMENT TO WARRANT

THIRD AMENDMENT TO WARRANTS, dated December     , 2013 (this “Amendment”), by and among University General Health System, Inc., a Nevada corporation (the “Company”), and each party listed on the signature pages hereto (collectively, the “Holders”).

WHEREAS, the Company entered into the Securities Purchase Agreement, dated April 30, 2012 (the “Securities Purchase Agreement”), with the Holders;

WHEREAS, pursuant to the Securities Purchase Agreement, on May 2, 2012, the Company issued to each of the Holders a Common Stock Purchase Warrant (the “Warrants”);

WHEREAS, in December 2012, the Warrants were amended pursuant to the First Amendment to Warrants, by and among the Company and the Holders (the “First Amendment to Warrants”); and

WHEREAS, in December 2012, certain of the Warrants were amended pursuant to the Second Amendment to Warrants, by and among the Company and certain Holders (the “Second Amendment to Warrants”); and

WHEREAS, Section 5(l) of each Warrant provides that written consent of the holder thereof and the Company shall be required for any amendment to such Warrant; and

WHEREAS, on the terms and subject to the conditions set forth herein, the Company and the Holders hereby consent to amend the terms of the Warrants as set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and covenants contained herein and in the Warrants, the parties hereby agree as follows:

Section 1 Definitions. Unless otherwise specified herein, all capitalized terms used and not defined herein shall have the meanings ascribed to them in the Warrants.

Section 2 Representations and Warranties. The Company has the requisite corporate power and authority to enter into and to consummate this Amendment. The execution and delivery of this Amendment has been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s stockholders in connection herewith. This Amendment has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Section 3 Amendments.

(a)	Section 3(f) shall be amended and restated in its entirety to read as follows:

(f)	“ Net Income Related Adjustment. For purposes of this Section 3(f) “Adjusted Net Income” means, for the applicable period, the net income (or net loss) of the Corporation and its consolidated Subsidiaries, determined in accordance with GAAP, consistently applied, plus any deduction for warrant or option derivative liability set forth in the Corporation’s income statement for the applicable period. All determinations of the components of Adjusted Net Income from the Corporation’s most recently filed Form 10-Q or Form 10-K, as applicable. In addition to any other adjustments hereunder, the Exercise Price shall be permanently and cumulatively reduced, and only reduced, by the percentage by which the Corporation fails to meet the Adjusted Net Income amounts set forth below.

i) for the nine month period ending September 30, 2012 (the “Third Quarter Milestone”) the Corporation shall have Adjusted Net Income of at least $15,000,000, each as reported in the Corporation’s Form 10-Q for the quarter ending on September 30, 2012 as filed with the Commission.

Each such adjustment shall be effective as of the first day of the following quarter (by way of example, if the Adjusted Net Income requirement is not met for the quarter ended September 30, 2012, the reduction is effective immediately on October 1, 2012). As to any exercises by a Holder that occurred following the end of a quarter but prior to the date the Corporation’s periodic report was filed (“Interim Period”), the Corporation shall retroactively send such Holder additional Warrant Shares within 3 Trading Days of the date of the applicable filing if an adjustment is required hereunder. The number of additional Warrant Shares issued shall be equal to the number of Warrant Shares receivable from such exercises based on the adjusted Exercise Price less any Warrant Shares previously received on account of such conversions. Any subsequent restatements of the Corporation’s financials shall require similar retroactive issuances if the aforementioned events are subsequently deemed to have occurred. The Corporation shall provide written notice to each Holder no later than 1 Business Day following the Corporation’s filing of the applicable periodic report with the Commission, indicating therein the new Exercise Price and the Adjusted Net Income. In the event the Corporation fails to timely file a 10-Q for the period ending September 30, 2012, the Corporation shall be irrevocably deemed to have failed to meet the Third Quarter Milestone. In the event that there is an adjustment to the Exercise Price pursuant to any other provision under this Section 3 during the Interim Period, the Exercise Price shall be the lower of the (i) the Exercise price as adjusted pursuant to the other provisions of this Section 3 and (ii) the new Exercise Price as determined hereunder. Notwithstanding anything herein to the contrary (A) this Section 3(f) is effective December 30, 2012 and supersedes any contrary provisions that were in effect prior to such date, and (B) the provisions of this Section 3(f) shall only have the effect of reducing the Exercise Price. By way of an example, if the number of Warrant Shares underlying this Warrant is 100, and the Exercise Price on September 29, 2012 is $1.00, and the Company shall report Adjusted Net Income of $10,000,000 for the nine month period ending September 30, 2012, the Exercise Price would be reduced to $0.66, pursuant to the terms of this Section 3(f).”

Section 4 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

Section 5 Effectiveness and Counterparts. The Amendment shall become effective when, and only when, the Company and the Holders shall have executed and delivered this Amendment. This Amendment may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 6 Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

Section 7 Prior Agreements. This Amendment and the other agreements contemplated hereby constitute the entire agreement between the parties concerning the subject matter hereof and supersede any prior representations, understandings or agreements. There are no representations, warranties, agreements, conditions or covenants, of any nature whatsoever (whether express or implied, written or oral) between the parties hereto with respect to such subject matter except as expressly set forth herein and in the other agreements contemplated hereby.

Section 8 Severability. Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Amendment.

Section 9 Amendments. Any amendments or modifications must be executed in writing by all parties hereto.

Section 10 No Further Effect. Except as explicitly modified by this Amendment and the First Amendment to Warrants and the Second Amendment to Warrants, the Warrants shall remain in full force and effect in accordance with their terms.